EXHIBIT (10)(p)



INTEROFFICE MEMO
The Upjohn Company


Subject:  Retirement

Date:     September 29, 1993

From:     L.S. Smith

To:       M. Novitch


Copies:   KMCyrus, RGTomlinson


I want to thank you for your many contributions to the success of the Company and in preparing it to meet the challenges of the future. I know the Board and all the officers join me in wishing you much happiness in your retirement. I have confirmed with the Compensation and Incentive Committee the terms of your retirement package, and we agree with you as follows:

1. You will voluntarily retire from the Company and resign as a member of the Board of Directors on December 20, 1993. You will not be eligible to participate in the Company's Employment Transition Assistance program or the Pre-Retirement Terminal Leave of Absence program.

2. When you retire, you will receive the customary one-month's salary retirement bonus. In addition, the Company will waive the early retirement penalties under your Supplementary Retirement Plan Agreement with the Company dated January 18, 1985, and provide you a retirement benefit equal to the amount you would have received had you continued to work until December 31, 1995, which will result in your receiving a total retirement benefit from the Company equal to $3,650,000 less the value of any retirement benefits that you are entitled to receive by virtue of your service with prior employers. Such retirement benefit will consist of (i) your accrued benefits under The Upjohn Retirement Plan, The Upjohn Supplemental Retirement Plan and The Upjohn Replacement and Deferred Benefit Plan, which benefits will be paid in accordance with the terms of those plans, and (ii) a non-qualified benefit equal to your remaining total retirement benefit, which will be paid in cash prior to December 31, 1993.

3. After commencement of your retirement, you will be paid for any unused 1993 vacation days and for your accrued 1994 vacation.

4. After retirement you will not be eligible to make any further contributions to The Upjohn Employee Savings Plan, but you can settle your account at that time or defer settlement until any time up to age 70-1/2, when the law requires you to start receiving distributions. You will receive an additional employer matching contribution based on your 1993 contributions to the Plan to the extent the Board approves an additional employer matching contribution for 1993.

5. On December 18, 1993, you will earn the 2,400 shares of Upjohn Common Stock that you received pursuant to your Restricted Stock Agreement dated January 31, 1991. If you deliver the restricted stock certificate for the 2,400 shares to Ken Cyrus, he will have a new, unlegended certificate for these shares issued to you after December 18, 1993. You will not earn the 4,000 shares you received pursuant to your Restricted Stock Agreement dated September 29, 1992, and you should return your stock certificates for those 4,000 restricted shares to Ken Cyrus before you leave.

6. After retirement, you may participate in The Upjohn Group Medical/Dental Plan to the same extent as any other retiree of like age and with like years of service, including appropriate benefit coordination. For the purpose of determining coverage and the rate of payment under The Upjohn Group Medical/Dental Plan, your years of service used to determine your benefits under your Supplementary Retirement Plan Agreement described in
     Section 2 above will be used to determine your period of service.

7. Prior to December 31, 1993, you will receive a cash payment equal to $279,000 in lieu of your regular 1993 Incentive Compensation Award. When the Compensation and Incentive Committee of the Board determines Incentive Compensation Awards for 1993, the Committee will determine the amount of Incentive Compensation you would have received for 1993 under the Incentive Compensation Plan if you had been employed for the full year. If that amount is more than $279,000, you will be paid the difference at the same time other Incentive Compensation Awards for 1993 are paid.

8. You will be permitted to exercise any stock options that you are entitled to exercise upon your retirement for the extended exercise periods shown in Exhibit I. The stock options issued to you in February 1993 will not become exercisable, but, in lieu thereof, you shall be entitled to receive as special compensation an amount of cash equal to the amount by which the Fair Market Value (as defined in the Stock Option Plan) of one share of the Company's Common Stock on the effective date of such election shall exceed $28.1875 multiplied by 40,000 (subject to appropriate adjustment in the event of any recapitalization). Your election to receive the foregoing compensation will be effective upon delivery of a written notice of election to the Stock Option Office. The election must be made in full and may be made at any time during the period from February 16, 1994 until December 20, 1998, or, if earlier, by your legal representative within one year from your death.

9. In consideration of the additional payment by the Company to you described in Section 2 hereof, you will (i) release and discharge the Company, all its subsidiaries and all of their respective officers, directors, agents and employees from any and all claims, known or unknown, which you may have, including any claims arising from or relating to your employment or its termination pursuant to this agreement and more particularly, but without limiting the generality of the foregoing, any claims arising under state or federal law relating to violations of statute or public policy, wrongful discharge, breach of express or implied employment contract, or age, race, religious, ethnic or other discrimination (including, but not limited to, the federal Age Discrimination in Employment Act [ADEA]); (ii) represent that you have not commenced, and agree not to commence in the future, any litigation or administrative proceedings based upon any claim which is the subject of the foregoing release; (iii) agree to consult with the Company, upon request, regarding activities with which you are familiar, including cooperating fully with the Company and its attorneys and testifying (if and when requested) in defending litigation against or involving the Company or its officers, directors, agents or employees; (iv) agree to maintain the confidentiality of all business plans, trade secrets, operating procedures and other confidential or proprietary information of the Company to which you have had access; (v) agree to return all Company materials in your possession upon request from the Company; (vi) agree not to communicate the specific terms of this agreement to any person, except that disclosure may be made to your attorney, your financial and tax advisors and members of your immediate family, provided each such person agrees to similarly maintain the confidentiality of the terms of this agreement; (vii) neither seek nor accept employment with a major competitor of the Company (another company of similar size and product line) nor consult with or in any way advise or assist any such competitors of the Company for a period of two years after your retirement, unless approved in advance in writing by the Chief Executive Officer of the Company; and (viii) agree not to disparage or make any derogatory comments concerning the business or products of the Company, or any of its current or former directors, officers or employees.

10. You acknowledge that you have been advised to consult an attorney of your choice about the terms of this agreement, including the waiver and release provided in Section 9 hereof, and that you have knowingly, voluntarily and willfully entered into this agreement. You further acknowledge that you have been given a period of at least 21 days prior to signing to consider the terms of this agreement and that you will be given a period of seven days following execution of this agreement to revoke the same by giving me written notice of revocation within that time. This agreement shall not be effective or enforceable until this revocation period has expired. Finally, you acknowledge that in executing this agreement, you have not relied upon any representation by the Company or any of its current or former directors, officers, employees or agents not set forth in this agreement, and that this agreement constitutes the entire agreement between us and supersedes all prior or contemporaneous oral or written statements, promises or agreements.

If this memo accurately reflects our agreement, please sign and date the duplicate original and return it to me.

THE UPJOHN COMPANY            AGREED TO AND ACCEPTED:


By___LEY S. SMITH______________         A. MARK NOVITCH__________
         Ley S. Smith                   A. Mark Novitch

                                        Dated:  October 17, 1993

LSS/jmb
Attachment


Doc. I.D.:  MN-Retir.jmb